EXHIBIT 10.15

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of June 14, 2004, by and between National Medical Health Card Systems, Inc. (the “Company”) a Delaware corporation with an office and place of business at 26 Harbor Drive, Port Washington, NY 11050, and James Bigl, who resides at 4010 NE 26th Ave., Lighthouse Point, FL 33064 (the “Executive”).

RECITALS:

        WHEREAS, the Executive serves as the President and Chief Executive Officer of the Company pursuant to the Employment Agreement dated May 3, 2000, as amended (the “Existing Agreement”);

        WHEREAS, the Company desires to appoint the Executive as Chairman of the Board of Directors of the Company (the “Board”) and make other changes to the Existing Agreement;

        WHEREAS, the Company desires to continue to employ the Executive as the President and Chief Executive Officer of the Company pursuant to the terms and subject to the conditions contained herein;

        WHEREAS, following the appointment of a successor to the Executive as President and /or Chief Executive Officer of the Company (the “Successor”), the Company desires to retain the Executive as a consultant to the Company pursuant to the terms and subject to the conditions contained herein; and

        WHEREAS, the Company and the Executive desire to amend and restate the Existing Agreement to set forth the terms and conditions upon which the Executive shall continue to serve the Company.

AGREEMENT:

1.     TERM OF EMPLOYMENT.

1.1   The Company hereby desires to continue to employ the Executive, and the Executive hereby accepts such continued employment with the Company, all in accordance with the terms and conditions hereof, for a term (the “Employment Period” ) commencing on the date hereof and, unless the parties mutually agree in writing to extend such period, expiring (subject to earlier termination pursuant to the provisions of Section 5 hereof) on the earlier of (i) the appointment of the Successor, or (ii) October 31, 2006.

2. DUTIES/POSITIONS.

2.1   During the Employment Period, the Executive shall continue to be employed by the Company as its President and Chief Executive Officer, and a member of the Board. The Executive shall report on a regular basis directly to the Board and shall perform such duties consistent with his position as of such nature as are usually associated with such office, and the Executive shall have such powers relating to the Company as shall from time to time be assigned to him by the Board.

2.2   During the Employment Period, the Executive shall devote his full business time, best efforts, energies, attention and ability to the business and interests of the Company. Company acknowledges that with management’s approval, such approval not to be unreasonably withheld, the Executive may sit on boards of non-competing companies so long as the Executive’s involvement does not prevent the Executive from meeting his obligations to Company. The Company is undertaking a search for the Successor, and the Executive shall assist the Company in such effort.

2.3   At such time as the Company appoints one or more other individuals to serve as President and/or Chief Executive Officer of the Company, the Executive shall submit a letter to the Company resigning all of his offices with the Company and its subsidiaries and shall resign as an employee of the Company, but shall remain as the Chairman of the Board or Vice Chairman of the Board and shall be retained as a consultant of the Company on the terms and conditions specified in Section 7 below.

2.4   Promptly following the date hereof, the Board shall appoint the Executive as the Chairman of the Board.

3.     COMPENSATION DURING EMPLOYMENT PERIOD.

3.1   As full compensation for his services and undertakings during the Employment Period, the Executive shall receive a salary at the rate of $325,000.00 per year, subject to adjustment as hereafter provided, payable in twenty-six equal installments or other more frequent installments in accordance with the regular pay policies of the Company. The Executive’s annual bonus for fiscal 2004 shall be determined by the compensation committee of the Board under the 2004 annual bonus plan. Furthermore, the Executive shall receive a full year bonus for the fiscal year 2005, as determined pursuant to a bonus plan for fiscal 2005 to be adopted by the compensation committee of the Board, should the Executive serve as President and Chief Executive Officer of the Company at least through January 1, 2005. For the purposes of calculating the Executive’s annual bonus, such calculation shall exclude distributions made to holders of the Company’s preferred stock or distributions made pursuant to other financing instruments.

3.2   During the Employment Period, the Executive shall also be entitled to (a) four (4) weeks paid vacation annually, (b) participate in group medical insurance and other benefits or programs of the Company hereafter established and made available by the Company to its executives, and (c) officers/directors insurance, the cost of which will be borne by the Company.

3.3   The Company shall deduct from the Executive’s salary, bonus or incentive compensation any federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or city laws, rules or regulations.

3.4   During the Employment Period (and not following the termination of the Executive’s employment), the Company shall pay the Executive the sum of $10,000 per calendar quarter for non-accountable expenses incurred by him in connection with the performance of his duties or in furtherance of the business and/or interest of the Company.

3.5   During the Employment Period, the Company shall afford the Executive the right to be a selling shareholder in connection with any offering of equity securities by the Company or another selling shareholder with which the Company cooperates so long as such participation is not in conflict or inconsistent with any other agreement of the Company in effect on October 30, 2003, provided that the Executive may only sell up to one-third of the shares held by the Executive (on a fully diluted basis) as of the date of this Agreement and further provided that such sales by the Executive has been consented to by the lead Underwriter of the offering.

4.     STOCK OPTIONS.

4.1   The Company has previously granted the Executive the following options (collectively referred to herein as the “Existing Options”): (a) an option to acquire 100,000 shares of the Company’s Common Stock at a price per share of $4.00 pursuant to a stock option agreement dated June 12, 2000 (the “June 2000 Option”); (b) an option to acquire 11,000 shares of the Company’s Common Stock at a price per share of $1.67 pursuant to a stock option agreement dated February 20, 2001 (the “February 2001 Option”) (c) an option to acquire 20,000 shares of the Company’s Common Stock at a price per share of $3.00 pursuant to a stock option agreement dated June 12, 2001 (the “June 2001 Option”); (d) an option to acquire 100,000 shares of the Company’s Common Stock at a price per share of $9.00 pursuant to a stock option agreement dated April 30, 2002 (the “April 2002 Option”); (e) an option to acquire 350,000 shares of the Company’s Common Stock at a price per share of $9.45 pursuant to a stock option agreement dated June 26, 2002 (the “June 2002 Option”); and (f) an option to acquire 50,000 shares of the Company’s Common Stock at a price per share of $10.47 pursuant to a stock option agreement dated July 22, 2003 (the “July 2003 Option”).

4.2   The Company shall hold the Executive harmless from any golden parachute tax imposed by any federal, state or local taxing authority as a result of any of the payments made pursuant to this Agreement, including any Stock Options granted to the Executive by the Company. Payment of such golden parachute tax plus any additional taxes imposed as a result of the payment by the Company of such golden parachute tax, shall be made at the time the Executive is required to pay such golden parachute tax. The Executive agrees to cooperate fully with the Company in any protest or appeal by the Company in the event of the imposition of such golden parachute tax.

4.3  (a)  The Company acknowledges that all of the Existing Options became fully vested upon consummation of the closing date (the “Closing Date”) of the transaction (the “New Mountain Transaction”) contemplated by Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of October 30, 2003 by and between the Company and New Mountain Partners, L.P. (the “Purchaser”).

(b)     Notwithstanding the provisions of Section 4.3(a), except as provided in Section 4.3(c) below, the Executive shall continue to be restricted from exercising certain Existing Options as set forth below:

(i)     with respect to the Existing Option to acquire 350,000 shares of the Company’s Common Stock pursuant to the June 2002 Option, such option shall become exercisable with respect to one-third of the shares on June 12, 2004 and an additional one-third of the shares subject to such option on each of the first two anniversaries of that date; and

(ii)     with respect to the Existing Option to acquire 50,000 shares of the Company’s Common Stock pursuant to the July 2003 Option, such option shall become exercisable with respect to one-third of the shares on June 12, 2004 and an additional one-third of the shares subject to such option on each of the first two anniversaries of that date.

(c)     If the Executive’s employment with the Company terminates for any reason (including by reason of death or disability) (other than as a result of the Executive’s commencement of service as a consultant pursuant to Section 7 below) or the Executive’s consultancy with the Company terminates for any reason (including by reason of death or disability), each of the Existing Options, to the extent not then exercisable, shall become immediately exercisable by the Executive on the date of such termination; provided, however, that, if the Executive’s employment or consultancy with the Company is terminated (a) by the Company for Cause pursuant to Section 5.2 or (b) by the Executive other than for Good Reason (but not in the case of the Executive’s death or disability), the Company shall have the right to elect to unilaterally amend each of the Existing Options, to the extent not then exercisable, such that each such option will not become immediately exercisable by the Executive on the date of such termination and will instead (x) remain outstanding until such option’s expiration date and (y) continue to become exercisable pursuant to the schedule set forth in clauses (i) and (ii) of Section 4.3(b). All of the restrictions on exercise contained in clauses (i) and (ii) of Section 4.3(b) shall lapse and be of no further force or effect upon the occurrence of a Change of Control (as defined below) following the date hereof, without regard to the Executive’s status as an employee or consultant or otherwise. For the purposes of this Section 4.3(c), a Change of Control shall mean (i) the acquisition by any person or persons acting as a group (other than any existing stockholder of the Company holding more than 4% of the Company’s outstanding Common Stock as of October 30, 2003) following the date hereof of more than 50% of the Company’s outstanding voting stock; (ii) the acquisition by the Purchaser of 100% of the outstanding capital stock of the Company; (iii) the merger of the Company with or into another corporation where the Company is not the surviving entity and the Company’s stockholders immediately prior to the merger do not have the right to elect a majority of the members of the Board of Directors of the surviving entity; (iv) any reverse merger in which the Company’s stockholders immediately prior to the merger do not have the right to elect a majority of the members of the Board of Directors of the surviving entity; or (v) the sale of all or substantially all of the assets of the Company. Notwithstanding anything to the contrary contained in this Section 4.3(c) or the Existing Options, the Company will enter into an arrangement with the Executive in anticipation of or in connection with any voluntary or involuntary termination (including by reason of death or disability) of his employment or consultancy under this Agreement to permit the Executive or the Executive’s estate or personal representative a reasonable opportunity to exercise the Existing Options, to the extent that Executive would not otherwise have such ability, provided that nothing in this sentence shall affect the Company’s rights contained in the proviso to the first sentence of this paragraph.

(d)     Notwithstanding anything herein to the contrary, the restrictions on exercise contained in clauses (i) and (ii) of Section 4.3(b) shall lapse and be of no further force or effect if the Company does not appoint a Successor on or before April 30, 2005.

5.     TERMINATION OF EMPLOYMENT.

5.1 If the Executive dies or becomes disabled during the Employment Period, his salary and, except as otherwise provided hereunder, all other rights under this Agreement shall terminate at the end of the month during which death or disability occurs. For the purposes of this Agreement, the Executive shall be deemed to be “disabled” if he has been unable to perform his duties for six consecutive months or nine months in any twelve-month period, all as determined in good faith by the Board. Notwithstanding the definition of disabled contained in the preceding sentence, in the event that the Executive is receiving disability insurance benefits during any period prior to the termination of his employment with the Company as provided in this Section 5.1, the Executive’s salary shall be reduced by an amount equal to such disability insurance benefits during such period.

5.2 The Company, in addition to any other remedies available to it, either at law or in equity, may terminate the Executive’s employment with the Company without any further liability or obligation to the Executive under this Agreement from and after the date of such termination (except as provided in Section 4.3(c)), by delivering to the Executive written notice of a termination for Cause as hereinafter defined. For purposes hereof, “Cause” shall mean the occurrence of any of the following events:

(a)     commission by the Executive of a material breach of this Agreement which, if curable, remains uncured for fifteen (15) days after the Executive receives written notice thereof,

(b)     indictment of the Executive for a felony or other serious crime, or

(c)     acts of gross misconduct.

5.3 (a) In the event that the Company terminates the Executive’s employment during the Employment Period for any reason (including death or disability) other than for Cause in accordance with this Agreement or should the Executive terminate his employment during the Employment Period by delivering to the Company written notice of a termination for “Good Reason” as hereinafter defined (but not in the event of termination by the Executive without Good Reason), the Company shall pay (i) the Executive an amount equal to two years salary and bonus based upon the trailing twelve months in a single lump sum on the next regularly scheduled pay date, and (ii) subject to Section 7.6, without duplication, the Executive’s and his dependents COBRA continuation coverage premiums for a period of 18 months following such termination and, thereafter, the cost of conversion coverage for the Executive and his dependents for a period of six months, but, in either case, not beyond the Executive’s commencement of other substantially full time employment. The parties agree and acknowledge that neither (x) the expiration of the Employment Period nor (y) the termination of the Executive’s employment hereunder in connection with, or the changes in duties, responsibilities, reporting relationship or title resulting from, the commencement of the Executive’s service as a consultant pursuant to Section 7 below will entitle the Executive to any payments or benefits under this Section 5.3.

(b)     The parties hereto acknowledge that the Executive shall not be entitled to any payments or benefits under this Section 5.3 upon the expiration of the Employment Period or as a result of the termination of his consultancy pursuant to Section 7 below or the expiration of the Consulting Period (as defined below) pursuant to Section 7 below.

5.4      For purposes hereof, "Good Reason" shall mean the occurrence of any of the following events:

(a)     a material diminution during the Employment Period in the Executive’s duties, responsibilities, reporting relationship or title as set forth in Section 2.1 hereof;

(b)     a breach by the Company of the compensation and benefits provisions set forth in Section 3 hereof;

(c)     a material breach by the Company of any of the other terms of this Agreement; or

(d)     the Executive is no longer a member of the Board (other than by reason of his resignation or failure to stand for re-election).

6.     OPTION GRANT.

6.1   The Executive shall be granted non-qualified options (the “Options”) to purchase 50,000 shares of the Company’s Common Stock (the “Option Shares”) at an exercise price of $36.10 per share. The Options will be fully vested and exercisable from and after the date hereof. The Options shall be evidenced by a Stock Option Agreement to be prepared by the Company.

6.2   During the period commencing on the date hereof and ending on the first anniversary of the date hereof, the Executive may not Dispose (as defined below) of more than 30,000 of the Option Shares (subject to adjustment to reflect stock splits, recapitalization and other similar events) in the aggregate. During the period commencing on the date hereof and ending on the second anniversary of the date hereof, the Executive may not Dispose of more than 40,000 of the Option Shares (subject to adjustment to reflect stock splits, recapitalization and other similar events) in the aggregate. From and after the second anniversary of the date hereof, the Executive may Dispose of any or all of the Option Shares, subject to applicable law. For purposes hereof, the term “Dispose” shall mean (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, the applicable Option Shares or any securities convertible into or exercisable or exchangeable for such shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the applicable Option Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such shares of Option Shares or such other securities, in cash or otherwise. Notwithstanding the foregoing, the Executive may immediately Dispose of all of the Option Shares (subject to applicable law) upon the occurrence of a Change of Control or if his employment or consultancy is terminated by the Company without Cause (other than in connection with the Executive’s commencement of service as a consultant pursuant to Section 7 below), by the Executive for Good Reason or due to his death or disability. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of the Executive until the end of the applicable periods.

6.3     Section 5.5 of the Existing Agreement is hereby terminated without any liability on the part of the Company.

6.4      The Executive's obligation under Section 3.6 of the Existing Agreement are hereby terminated.

7.     TERMS AND CONDITIONS OF CONSULTANCY.

7.1   Unless the Executive’s employment hereunder is terminated pursuant to Section 5 above, the Company shall retain the Executive as a nonexclusive, independent consultant, and the Executive shall serve in such capacity, all in accordance with the terms and conditions hereof, for a period (the “Consulting Period”) commencing immediately following the termination of the Employment Period and expiring, unless sooner terminated by either party on 30 days prior written notice or due to the Executive’s death or disability, on the second anniversary of the commencement of the Consulting Period.

7.2   During the Consulting Period, the Executive shall receive an annual consulting fee of $125,000, payable in equal monthly installments on the fifteenth day of each month during the Consulting Period. In addition, during the Consulting Period, (a) the Executive shall be entitled to receive an amount of options normally granted to non-employee members of the Board, on terms and conditions typically contained in such options, and (b) for as long as the Executive is a director, and shall be entitled to be covered by officers/directors insurance, the cost of which to be borne by the Company.

7.3   During the Consulting Period, the Executive shall serve as a senior level consultant to the Board with regard to both transition matters and other strategic matters of the Company and shall have duties commensurate with those of senior management consultants of similarly sized companies. The Consultant shall devote, on average, approximately forty hours per month to the performance of his obligations hereunder to the Company and shall maintain written records and appropriate documentation with respect to such obligations.

7.4   If, prior to the expiration of the Consulting Period, (i) the Company terminates the Executive’s consultancy for any reason (including by reason of death or disability) other than Cause or (ii) the Executive terminates his consultancy for Good Reason (which, for these purposes, shall also include, the Board removing the Executive as Chairman and Vice Chairman of the Board), then, provided that the Executive has resigned from the Board and executed a mutually acceptable reciprocal release with the Company having customary terms and exceptions, the Company shall pay the Executive $125,000 in a single lump sum and the provisions of Section 4.3(c) shall apply to the Existing Options.

7.5   The Executive, as an independent contractor (rather than an employee of the Company), shall have no authority to legally bind the Company in his capacity as a consultant and shall not hold himself out as having such authority and, unless otherwise provided herein, shall not be entitled to any benefits available to employees of the Company.

7.6   For a period of two years following the commencement of the Consulting Period, the Executive shall continue to receive the group medical insurance and other welfare benefits that he received at the time his employment with the Company terminated, or the Company shall in the alternative reimburse the Executive for the reasonable costs of such benefits to the extent the Executive is no longer entitled to such benefits under the terms of the applicable plan.

7.7   The Company will reimburse the Executive for reasonable business expenses in connection with the performance of his consultancy services hereunder in accordance with the Company’s standard reimbursement policy.

8.     COVENANT NOT TO DISCLOSE.

8.1   The Executive covenants and undertakes that he will not at any time during or after the termination of his employment hereunder reveal, divulge, or make known to any person, firm, corporation, or other business organization (other than the Company or its affiliates, if any), or use for his own account any customers’ lists, trade secrets, or any secret or any confidential information (“Confidential Information”) of any kind used by the Company during his employment by the Company, and made known (whether or not with the knowledge and permission of the Company, whether or not developed, devised, or otherwise created in whole or in part by the efforts of the Executive, and whether or not a matter of public knowledge unless as a result of authorized disclosure) to the Executive by reason of his employment by the Company. The Executive further covenants and agrees that he shall retain such knowledge and information which he has acquired or shall acquire and develop during his employment respecting such Confidential Information in trust for the sole benefit of the Company, its successors and assigns and upon termination of his employment with the Company, return same to the Company. The Executive shall, if asked to by the Company, sign a statement acknowledging, among other things, that the Executive has returned all such Confidential Information.

9.     COVENANT NOT TO COMPETE; NON-INTERFERENCE.

9.1   The Executive covenants and undertakes that during his employment by the Company and for a period of three (3) years following the termination for any reason of his employment or consultancy, as the case may be, with the Company, he will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, interfere with the Company’ s relationship with, or endeavor to entice away from the Company any person, firm, corporation or other business organization who or which at any time during the Executive’s employment with the Company was an executive, consultant, agent, supplier, customer or active prospect of the Company or in the habit of dealing with the Company.

9.2   The Executive covenants and agrees that during his employment by the Company, and for a period of two (2) years following the termination for any reason of his employment or consultancy, as the case may be, he shall not, either directly or indirectly, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others serve anywhere in the United States as an owner, manager, stockholder (except as a holder of no more than l% of the issued and outstanding stock of a publicly traded company), consultant, director, officer or executive of any business entity (other than the Company) that provides, develops or sells prescription PBM Services. For the purpose of this Agreement, PBM Services shall mean, services associated with the prescription benefit management business, including but not limited to: (i) claims administration, (ii) establishment and administration of a pharmacy network and benefits, (iii) mail order pharmacy services (by phone, fax or internet), (iv) drug utilization review, (v) disease state management and delivery of specialty pharmacy benefits, (vi) formulary creation and administration, (vii) rebate negotiation and administration, and (viii) therapeutic substitution programs. Notwithstanding the foregoing, the Executive may sit on the Board of Directors of one other company and may pursue other outside business interests so long as such interests do not conflict with duties or responsibilities the Executive owed to Company.

10.     COVENANT TO REPORT; PATENT, ETC.

10.1   The Executive shall promptly communicate and disclose to the Company all inventions, discoveries, improvements and new writings, in any form, whatsoever (hereinafter “Inventions” ) including, without limitation, all software, programs, routines, techniques, procedures, training aides and instructional manuals conceived, developed or made by him during his employment by the Company, whether solely or jointly with others, and whether or not patentable or copyrightable, (A) which relate to any matters or business carried on or being developed by the Company, or (B) which result from or are suggested by any work done by him in the course of his employment by the Company. The Executive shall also promptly communicate and disclose to the Company all other data obtained by him concerning the business or affairs of the Company in the course of his employment by the Company.

10.2   All written materials, records and documents made by the Executive or coming into his possession during his employment or consultancy concerning the business or affairs of the Company shall be the sole property of the Company, and, upon the later of termination of his employment or consultancy or upon the request of the Company during his employment or consultancy, the Executive agrees to render to the Company such reports of the activities undertaken by the Executive or conducted under the Executive’s direction, pursuant hereto during his employment or consultancy as the Company may request.

10.3   The Executive will assign to the Company all right in the Inventions and will assist the Company or its designee during and subsequent to his employment or consultancy, at the Company’s sole expense, in filing patent and/or copyright applications on, and obtaining for the Company’ s benefit patents and/or copyrights for such Inventions in any and all countries, and will assign to the Company all such patent and/or copyright applications, all patents and/or copyrights which may issue thereon, said Inventions to be and remain the sole and exclusive property of the Company or its designee whether or not patented and/or copyrighted.

10.4   Any Invention conceived, developed or made by the Executive and related to the Executive’s responsibilities at Company, within one (1) year of the termination of his employment, whether such termination of employment is voluntary or involuntary, shall be deemed to have arisen out of and been conceived, developed or made by the Executive during his employment by the Company, unless established to have been conceived, developed or made after the termination of such employment.

11. REMEDIES.

The Executive acknowledges that the Company will have no adequate remedy at law if the Executive violates the terms of Section 8, 9 or 10 hereof. In such event, the Company shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of or otherwise to specifically enforce any of the covenants of such Sections.

12.     COMPLIANCE WITH OTHER AGREEMENTS.

12.1   The Executive and the Company represent and warrant to the other that each is under no contract, restriction or obligation which is inconsistent with execution of this Agreement or the performance of his/its duties hereunder. Each hereby agrees to indemnify the other for all losses, damages, costs, fees and expenses including attorney’s fees incurred by the other in connection with any of the following:

(a)     any breach of the foregoing representations and warranties;

(b)     any lawsuit or other legal proceeding in which it is claimed that the other has breached any trust, confidence or duty of loyalty, etc.; or

(c)     any action or matter relating to the above representations and warranties.

13.     WAIVERS.

A waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

14.     BINDING EFFECT; BENEFITS.

Subject to the provisions of Section 5 hereof, this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or to which it may transfer substantially all of its assets. Insofar as the Executive is concerned, this Agreement, being personal, cannot be assigned.

15. NOTICES.

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered in person, by courier, by facsimile transmission (with proof of delivery), or four (4) days after dispatch by registered or certified mail, postage paid, return receipt requested, to the party to whom the same is so given or made, to the address of such party hereinabove set forth.

16.     ENTIRE AGREEMENT; AMENDMENTS; SURVIVAL COVENANTS.

This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof (including the Existing Agreement), other than the Existing Options. This Agreement may not be waived, changed, amended, modified or discharged orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought. The covenants of the Executive contained in Sections 8, 9 and 10 of this Agreement (and the other provisions of this Agreement that survive its termination) shall survive the termination of the Employment Period and the Consulting Period.

17. HEADINGS.

The headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.

18. SEVERABILITY.

The invalidity of all or any part of any Section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such Section. If any provision of this Agreement is so broad as to be unenforceable, such provisions shall be interpreted to be only so broad as is enforceable.

19. COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument.

20.     GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles relating to conflict of laws.

21. INDEMNIFICATION.

The Company shall, to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws, indemnify the Executive and hold him harmless for any acts or decisions made by him in good faith while performing his duties pursuant to this Agreement.

22.     LEGAL FEES.

The Executive’s reasonable legal costs incurred by the Executive in connection with the negotiation of this Agreement and related matters shall be borne by the Company up to a maximum of $25,000.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. By: /s/ Steven B. Klinsky —————————————— Steven B. Klinsky Chairman of the Board
—————————————— James J. Bigl